Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No 333-286431

May 19, 2026

CareCloud | CCLD

ANALYST DAY · MAY 19, 2026

Building the AI-native healthcare platform.

An in-depth look at CareCloud's strategic priorities, AI-driven product strategy, and growth momentum.

NASDAQ MARKETSITE • NEW YORK

01 · SEC STATEMENTS

Safe harbor statements.

This presentation contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "might," "will," "shall," "should," "could," "intends," "expects," "plans," "goals," "projects," "anticipates," "believes," "seeks," "estimates," "forecasts," "predicts," "possible," "potential," "target," "approximately," or "continue" or the negative of these terms or other similar terms and phrases.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Forward-looking statements in this presentation include, without limitation, statements reflecting management's expectations for future financial performance and operating expenditures, expected growth, including our ability to continue as a going concern, to raise additional capital and to succeed in our future operations, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions.

Forward-looking statements are only current predictions and are subject to substantial known and unknown risks, uncertainties, and other factors that may cause our (or our industry's) actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include our ability to:

- Maintain operations in Pakistan, Azad Jammu and Kashmir, and Sri Lanka (together, the "Offshore Offices") in a manner that continues to enable us to offer competitively priced products and services;
- Consistently achieve and maintain compliance with a myriad of federal, state, foreign, local, payor and industry requirements, regulations, rules, laws and contracts;
- Respond to the recent cybersecurity attack and effectively integrate, manage and keep our information systems secure and operational in the event of another cyber-attack;
- Manage our growth, including acquiring, partnering with, and effectively integrating the recent acquisition of MAP App, Medsphere Systems Corporation, RevNu Medical Management and other acquired businesses into our infrastructure and avoiding legal exposure and liabilities associated with our acquisitions;
- Retain our clients and revenue levels, including effectively migrating new clients and maintaining or growing the revenue levels of our new and existing clients;
- Keep pace with a rapidly changing healthcare industry, including the use of artificial intelligence ("AI");
- Maintain and protect the privacy of confidential and protected Company, client and patient information;
- Develop new technologies, upgrade and adapt legacy and acquired technologies to work with evolving industry standards and third-party software platforms and technologies, and protect and enforce all of these and other intellectual property rights;
- Attract and retain key officers and employees, and the continued involvement of Mahmud Haq as Executive Chairman, Stephen Snyder as Chief Executive Officer and A. Hadi Chaudhry as Chief Strategy Officer, all of which are critical to our ongoing operations and growing our business;
- Realize the expected cost savings and benefits from our restructuring activities and structural cost reductions;
- Comply with covenants contained in our credit agreement with our senior secured lenders, Citizens Bank, N.A. and Provident Bank, and other future debt facilities;
- Continue to pay our monthly dividends which were suspended in December 2023 and resumed in February 2025 to the holders of our Series A Preferred Stock and Series B Preferred Stock (together the "Preferred Stock");
- Incorporate AI into our products faster and more successfully than our competitors, protecting the privacy of medical records and cybersecurity threats;
- Compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have;
- Respond to the uncertainty resulting from pandemics, epidemics or other public health emergencies and the impact they may have on our operations, the demand for our services, our projected results of operations, financial performance or other financial metrics or any of the foregoing risks and economic activity in general;
- Keep and increase market acceptance of our products and services; and
- Respond to changes in domestic and foreign business, market, financial, political and legal conditions.

Although we believe that the expectations reflected in the forward-looking statements contained in this presentation are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

In this presentation, we disclose certain non-GAAP historical and projected financial measures, including adjusted EBITDA. We believe that these non-GAAP financial measures provide useful information to both management and investors by excluding certain items and expenses that are not indicative of our core operating results or do not reflect our normal business operations. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. We seek to compensate for the limitation of our non-GAAP financial measures by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors are encouraged to review the related U.S. GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures.

The statements in this presentation are made as of the date of this presentation, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Statement about free writing prospectus.

The issuer has filed a registration statement on Form S-3 (including a base prospectus dated April 7, 2025) and a prospectus supplement dated April 13, 2026 with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates, and such registration statement has been declared effective by the SEC. The registration statement (and the prospectus supplement included therein) can be accessed through the following links:

EDGAR Filing Documents for 0001641172-25-003035

EDGAR Filing Documents for 0001493152-26-016465

Before you invest, you should read the registration statement, the prospectus supplement and other documents CareCloud has filed with the SEC for more complete information about CareCloud and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or on CareCloud's investor relations website at ir.carecloud.com. Alternatively, CareCloud, any underwriter or any dealer participating in the offering will arrange to send the prospectus if you request it by calling Norman Roth at (832) 873-5133 x 134 or emailing north@carecloud.com.

CareCloud

03 · INTRODUCTIONS

Presenters in the room today.

CARECLOUD TEAM — 8

Mahmud Haq
Founder & Executive Chairman

Norman Roth
Chief Financial Officer

Crystal Williams
President

Brendan Covello
Corporate Counsel & Corporate Development

Stephen Snyder
Chief Executive Officer

Hadi Chaudhry
Chief Strategy Officer

Chris Langehaug
SVP, Sales & Revenue Growth

Dan Davis
President, Hearing Healthcare Division

CLIENTS — 3

Dr. Anthony Buccafurni
Chief Executive Officer · Fox Rehabilitation

Dr. Edsel Holden
Founder · The Lung Center

Dr. Sohail Masood
Chairman and CEO · KabaFusion

04 · AGENDA

Today's program.

01	**Strategic frame**	Stephen Snyder
02	**Financial performance overview**	Norman Roth
03	**Capital structure updates**	Stephen Snyder
04	**Growth engine and M&A**	Stephen Snyder, Brendan Covello, Chris Langehaug, and Dan Davis
05	**AI product showcase & automation**	Hadi Chaudhry
06	**Client success stories & impact**	Crystal Williams, with Fox Rehab, KabaFusion & The Lung Center
07	**Leadership Q&A**	Stephen Snyder & Norman Roth

CareCloud

01

SECTION 01 — OPENING

Strategic frame

PRESENTED BY

Stephen Snyder

Chief Executive Officer · CareCloud, Inc.

01 · OVERVIEW

CareCloud at-a-glance.

CareCloud empowers healthcare organizations of all sizes with next-generation, AI-powered services and solutions that optimize clinical, financial, and administrative outcomes.

PROVEN LEADER

Established healthcare IT

- Founded 2001
- IPO (Nasdaq) 2014
- ~350 US workforce
- Experienced offshore team

DIVERSIFIED BASE

Broad customer base

- 45,000+ healthcare providers
- 250+ hospitals
- 50 states
- 80+ specialties & sub-specialties

PLATFORM

AI-enabled, end-to-end

- Electronic Health Records (EHR)
- Practice Management (PM)
- Revenue Cycle Management (RCM)
- Advanced Analytics

2025 FINANCIALS

Strong fundamentals

- Revenue: $120.5M
- EPS: $0.10
- Adjusted EBITDA: $27.5M

AI-FIRST MODEL

Built around AI

- 150+ AI professionals
- Clinical, admin, and RCM automation
- Strong pipeline of AI solutions

DURABLE ADVANTAGE

Competitive moats

- ~10:1 global workforce cost efficiency
- CAC at 50% of industry average
- Proprietary Ambulatory + Inpatient Solutions

CareCloud

02 · THE THESIS

Four themes to track today.

By the end of the day, these are the four things we want you to remember.

01 / AI-FIRST COMPANY

AI is revolutionizing healthcare — it's no longer optional.

- Healthcare is a ~$4.9T industry — roughly 18% of U.S. GDP — and AI is rewriting how the whole sector operates.
- Front end: **statusAI** is commercializing the medical front desk — already handling 3 of every 4 inbound patient calls. A new software line and integration into legacy solutions.
- Back end: AI-driven automation across coding, billing, and the revenue cycle — lifting retention, throughput, and margin.

02 / A COMMON-STOCK STORY

We now have a clean, simple common stock story.

- On May 15, 2026, CareCloud redeemed 100% of its remaining Series B Preferred — ~$41.6M, zero common dilution.
- Series B Preferred overhang is gone — our capital structure is now a clean, simple common equity narrative.
- Annualized preferred dividend obligation of ~$13.5M eliminated during the last 2 years.

03 / A CASH-FLOW COMPOUNDER

Our FCF growth — ~6× over 3 years — drives further expansion.

- Trajectory: FCF up ~6× since 2023; 2026 guidance points to $25M+ for the full year.
- Coverage: annualized P&I obligation on the new $50M facility is ~$13M — fully covered, with reinvestment headroom.
- Cash is now the engine powering growth, not the constraint.

04 / ACQUISITIONS & TUCK-INS

We are the most experienced and capable RCM acquirer.

- 20+ tuck-in acquisitions since our 2014 IPO — no one in RCM has done more.
- We redeploy excess free cash flow to acquire books of business at a fraction of the customer-acquisition cost of organic growth.
- Organic growth is the flywheel — once a book is on our platform, we expand wallet share with technology, AI, and services.

CareCloud

02

SECTION 02 — NUMBERS

Financial performance overview

PRESENTED BY

Norman Roth

Chief Financial Officer · CareCloud, Inc.

01 · ACQUISITION HISTORY

Our growth history.

25+ acquisitions to date (highlights shown below)


OCT 2016
Acquired MediGain, LLC
JUL 2018
Acquired Orion Healthcorp, Inc.
APR 2019
Acquired Etransmedia Technology
JAN 2020
Acquired CareCloud Corporation & expanded EHR capabilities
JUL 2020
Acquired Meridian Billing — added BI & RPA
JUN 2021
Acquired MedMatica & Santa Rosa — into hospitals
AUG 2025
Acquired Medsphere Systems — into hospital IT market
OCT 2025
Acquired MapApp — AI-driven benchmarking

Q1 2025 – Q1 2026 cash flows.


Cash Inflows and Outflows
$M
$6
$5
$4
$3
$2
$1
–
($1)
($2)
($3)
($4)
Q1 2025
Q1 2026
Operations
Investing
Financing
Exchange Rates
Other


Cash provided by operations
$M
$8.0
$6.0
$4.0
$2.0
–
$5.1
$7.4
$7.4
$8.7
$3.8
Q1 2025
Q2 2025
Q3 2025
Q4 2025
Q1 2026

Cash Flows ($000s)	Q1 2025	Q1 2026
OPERATING ACTIVITIES:		
Net income	$ 1,948	$ 922
Depreciation/amortization	3,337	4,037
Foreign exchange (gain)/loss	(1)	11
Provision for expected credit loss	70	106
Stock-based compensation expense	108	64
Interest accretion	107	87
Change in contingent consideration	–	57
Changes in working capital	(526)	(1,721)
Other	70	48
Net cash provided by operating activities	**$ 5,113**	**$ 3,611**
INVESTING ACTIVITIES:		
Capital expenditures	(624)	(412)
Capitalized software	(846)	(820)
Cash paid for acquisitions	(40)	–
Net cash used in investing activities	**$ (1,510)**	**$ (1,232)**
FINANCING ACTIVITIES:		
Debt repayments	(181)	(177)
Tax withholding on stock issued to employees	(21)	–
Settlement of contingent obligation	–	(57)
Preferred dividends	(1,730)	(1,916)
Net cash used in financing activities	**$ (1,932)**	**$ (2,151)**
Effects of exchange rate changes on cash	(11)	9
Net increase in cash	**1,660**	**237**
Cash & restricted cash beginning of period	**5,145**	**3,617**
Cash & restricted cash end of period	**$ 6,805**	**$ 3,854**

03 · FINANCIALS

FY 2025 and Q1 2026 balance sheets.


$ Millions
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
Assets FY 2025
Liabilities & Equity FY 2025
Assets March 31, 2026
Liabilities & Equity March 31, 2026
Cash
AR
PP&E
Right of use asset
Goodwill & intangibles
Other assets
A/P
Accruals
Lease liability
Consideration payable
Div. payable and other liabilities
LOC / ST debt
LT debt
Equity

Balance Sheets ($000s)	FY 2025	Q1 2026
ASSETS:		
Cash	$ 3,617	$ 3,854
Accounts receivable / contract asset	18,726	18,738
Vaccine inventory	507	432
Other current assets	2,888	3,064
Total current assets	**25,738**	**26,088**
PP&E	7,775	7,461
Right of use asset	3,106	4,662
Intangibles & goodwill	50,410	47,935
Other LT assets	569	573
Total Assets	**$ 87,598**	**$ 86,719**
LIABILITIES:		
Accounts payable	$ 6,937	$ 5,508
Accrued expenses	5,970	5,951
Accrued compensation	4,136	3,476
Deferred revenue, tax	4,957	5,639
Contingent consideration	1,141	1,134
Lease liability	3,114	4,748
Notes payable	1,169	992
Preferred dividend payable	668	944
Total Liabilities	**28,092**	**28,392**
EQUITY:		
Common stock + preferred stock + APIC	119,981	117,852
Accumulated deficit	(55,832)	(54,910)
Treasury stock	(662)	(662)
Accumulated other comprehensive loss	(3,981)	(3,953)
Total Equity	**59,506**	**58,327**
Total Liabilities & Equity	**$ 87,598**	**$ 86,719**

FY 2026 guidance, reaffirmed.


Revenue ($M)
$ 132
$ 111
$ 120
$ 128
2024 A
2025 A
2026 E
Adjusted EBITDA* ($M)
$ 31
$ 24
$ 28
$ 29
2024 A
2025 A
2026 E
Net (loss) income per share ($)
$ 0.23
$ 0.10
$ 0.20
$ (0.28)
2024 A
2025 A
2026 E

*See Non-GAAP reconciliations in the appendix

SECTION 03 — CASH & CREDIT

Capital structure updates

PRESENTED BY

Stephen Snyder

Chief Executive Officer · CareCloud, Inc.

01 · CAPITAL STRUCTURE

A stronger capital structure.

$140M in preferred overhang eliminated. Annual cash dividends of $13.5M eliminated. New institutional credit line in place.

PER YEAR / ELIMINATED

$13.5M+

CASH DIVIDENDS ELIMINATED

Annual preferred dividend obligation fully retired over the last 24 months[1]

OVERHANG / CLEARED

$140M+

PREFERRED STOCK RETIRED

$140M+ of preferred stock plus accumulated dividends fully eliminated over 24 months[2]

NEW / CITIZENS BANK

$50M

CITIZENS CREDIT FACILITY

Largest facility in company's history — top tier banking partner

WHY IT MATTERS

Lower interest expense
Bank-rate debt replaces high-cost preferred dividends — meaningfully lower cost of capital.

Institutional credit access
Our largest committed facility to date.

Strategic capacity
Available capacity to fund tuck-in acquisitions, working capital, and growth initiatives.

02 · CAPITAL AVAILABLE FOR GROWTH

FCF driving further growth and innovation.

FREE CASH FLOW / 2023 → 2026E ($ MILLIONS, BEFORE DIVIDENDS, P&I & ACQUISITIONS)

Up ~6× in three years — and 2026 still has room.


$3.8M
$13.2M
$20.5M
~$25M
2023
2024
2025
2026E

See Non-GAAP reconciliations in the appendix

CareCloud

04

SECTION 04 — ORGANIC & NON-ORGANIC

Growth engine and M&A

PRESENTED BY

Stephen Snyder
Chief Executive Officer

Chris Langehaug
SVP Sales & Revenue Growth

Brendan Covello
Corporate Counsel & Corporate Development

Dan Davis
President, Hearing Healthcare Division

01 · M&A

An M&A engine built for compounding.

A fragmented market / disciplined entry pricing / structures that pay sellers when integration works.

01 / THE OPPORTUNITY

2,000+

RCM companies in the U.S.

Highly fragmented market. Most operators lack their own technology stack, AI capability, and global delivery team — the three ingredients that turn a mid-market RCM book into a margin compounder.

Source: industry estimates, MGMA & HBMA reporting

02 / THE MODEL

0.6 – 1.0×

recurring-revenue purchase multiple

Recurring-revenue books often acquired at well under 1× revenue — meaningfully cheaper than the 1×+ customer-acquisition cost common in healthcare IT to win the same client organically. Sellers are often owners ready to retire or de-risk.

Indicative range across past CareCloud tuck-ins

03 / DEAL STRUCTURE

40 – 60%

cash at close / balance in earnout[1]

Cash-light entry, performance-tied tail. Most consideration paid upfront; the remainder structured as an earnout that pays out only as the acquired book hits agreed financial milestones — aligning seller incentives with integration outcomes.

Typical structure across CareCloud RCM tuck-ins

[1] EVERY DEAL IS DIFFERENT — RANGES SHOWN ARE GENERAL GUIDELINES FROM RECENT TUCK-INS, NOT TERMS OR FORWARD GUIDANCE FOR ANY SPECIFIC TRANSACTION. ACQUISITION MULTIPLES AND STRUCTURE ARE INDICATIVE OF CARECLOUD'S PROGRAM AND VARY BY SELLER, MIX, AND DILIGENCE.

02 · M&A

Self-funded — and integrated in quarters.

Approximately $1M of excess monthly cash flow anticipated after paying P&I requirements / acquired entity often achieves 25–30% contribution margin in 3–4 quarters / 4 tuck-ins closed in 2025 with more in the pipeline.

01 / CASH FLOW ENGINE

$1M+

excess cash flow generated per month

The operating business is expected to throw off approximately $1M of excess cash flow every month (after paying P&I expense) during the second half of 2026 — capacity that funds tuck-ins, AI investment, and global delivery expansion without diluting shareholders or drawing on the credit line.

Anticipated FCF run-rate

02 / THE PLAYBOOK

25 – 30%

contribution margin in 3 – 4 quarters

Migrate clients onto the CareCloud platform, layer in AI-driven RCM automation, and move servicing to our global delivery team. Acquired entity often moves from breakeven to 25 – 30% contribution margins within 3 – 4 quarters.

CareCloud post-acquisition integration playbook

03 / TRACK RECORD

4

closed in 2025, funded with internally generated FCF

4 tuck-ins closed in 2025 — all funded from internally generated in-year cash flow, no equity raised, no draw on the credit line. The pipeline remains active: one additional small tuck-in is currently under a non-binding agreement.

2025 close activity; current LOI is non-binding

NOTE: CASH FLOW & INTEGRATION TIMELINES ARE INDICATIVE OF CARECLOUD'S ANTICIPATED OPERATING PLAN AND NOT FORWARD GUIDANCE FOR ANY SPECIFIC PERIOD. THE LOI REFERENCED ABOVE IS NON-BINDING AND THERE CAN BE NO ASSURANCE ANY TRANSACTION WILL CLOSE.

03 · M&A

Acquisition story

Now CareCloud Hearing Healthcare Division

SPEAKING TODAY

Dan Davis

President, Hearing Healthcare Division · CareCloud

RevNu post-acquisition expansion.

Early performance indicators across clients, providers, geography and velocity.

Clients

24 → **72**

▲ 300% Growth

Providers

126 → **230**

▲ 183% Growth

Geographic Reach

11 → **29 States**

▲ 264% Growth

New Client Velocity

22 new clients May – Dec 2025

35 new clients Jan – May 2026

↑ Accelerating

Revenue Realization Cycle

1. **Acquire** — Pre-acquisition clients fully ramped & billing
2. **Implement** — Post-acquisition clients in onboarding cycles
3. **Scale** — Revenue contribution builds through 2026 – 2027

Revenue Outlook

- Pre-acquisition clients are fully ramped and billing consistently
- Majority of post-acquisition clients progressing through onboarding cycles
- Revenue contribution expected to expand through late 2026 and into 2027

05 · MARKET POSITION & OPPORTUNITY

A unified platform at the right moment.

Providers face growing pressure to improve efficiency and outcomes. CareCloud connects clinical, financial and operational workflows.

Why now

The market is moving our way

- Reimbursement pressure and margin compression
- Labor shortages driving automation demand
- Vendor consolidation accelerating
- Providers prioritizing integrated platforms over point solutions

These are active market dynamics, not future assumptions.

How we win

Why a unified platform wins

- Integrated solutions across ambulatory, inpatient and specialty care
- Existing relationships lower cost and time to expand
- Operational data gives AI meaningful context from day one
- Broader platform adoption drives higher retention and lifetime value

Platform adoption compounds customer value over time.

Where we play

A clear & growing target market

- Self-billing providers simplifying billing and collections
- Physician groups consolidating to one platform
- Health systems modernizing operational and patient engagement infrastructure
- Existing EHR customers with a clear path to the full platform

The installed base is a significant, near-term growth opportunity.

06 · GO-TO-MARKET

Two growth motions. One organization.

Expanding existing customers and winning new ones, with AI-enabled tools that scale output efficiently.

Expanding existing customers

Deepening existing relationships

HOW: Expanding customer relationships through cross-sell and platform adoption

- Existing relationships create scalable cross-sell opportunities
- AI adoption accelerates platform expansion opportunities
- Installed base across EHRs, RCM and adjacent solutions
- Platform breadth strengthens retention and long-term customer value

Winning new customers

Building new relationships

HOW: AI-enabled prospecting scales pipeline generation across segments

- AI-enabled engagement expands reach across target markets
- Diversified channels keep pipeline consistent
- Multi-product deals from the start — higher ACV and retention
- Automation supports scalable growth with operating leverage

MOMENTUM

YTD PERFORMANCE

Pipeline and ACV tracking ahead of same period last year

Early indicators encouraging across new and existing customer activity.

AI CROSS-SELL TRACTION

AI adoption within the installed base creating new expansion opportunities

07 · SALES ORGANIZATION

Built to Expand. Designed to Scale.

A team built on M&A expansion experience — integrating acquired businesses, expanding the solution set, and compounding value across the customer base.

AMBULATORY

Revenue cycle, clinical, AI and patient engagement solutions

TEAM	FOCUS	PRODUCTS & SERVICES
Inside Sales	1–3 Providers	RCM & Full Platform
Field Sales	4+ Providers	RCM & Full Platform
Specialists	AI & Specialty Solutions	stratusAI · Audiology Billing · Force Staffing

INPATIENT & SPECIALTY

Inpatient clinical, operational and revenue cycle solutions

TEAM	PRODUCTS & SERVICES
Clinical & Revenue	Integrated clinical, operational and revenue cycle solutions across acute and specialty care
Data Services	Data Conversions & Archives

THE FLYWHEEL


Acquire
Integrate
Cross-Sell Expansion

↻ Higher Lifetime Value

TEAM GROWTH The sales organization has grown 3× in size since Q2 2025 — reflecting deliberate investment in growth capacity.

CareCloud

05

SECTION 05 — PRODUCT

AI strategy overview

PRESENTED BY

Hadi Chaudhry

Chief Strategy Officer · CareCloud, Inc.

01 · OUR AI STRATEGY

Three tracks. One compounding investment.

01

NEW AI PRODUCTS

Standalone AI for high-value workflows.

stratusAI, cirrusAI, and an expanding pipeline of standalone AI products.

Outcome: new revenue lines

02

BACK-END OPTIMIZATION

AI inside our own operations.

AI inside our own operations — RCM, financial, and administrative.

Outcome: margin expansion

03

EMBEDDED AI

AI inside the apps clients already use.

AI built into EHR, PM, patient engagement, and benchmarking — products clients already use.

Outcome: retention & expansion

Same investment. Three economic outcomes. *Each de-risks the others.*

Where each track shows up in the P&L.

AI works on three time horizons. Each shows up in the financials differently — by design.

TRACK	WHERE IT SHOWS UP IN FINANCIALS	WHEN
TRACK 01 **New AI products**	New AI revenue lines (stratusAI, cirrusAI, pipeline)	**Recognized as deployments ramp** *through 2026*
TRACK 02 **Back-end optimization**	Cost-to-serve · gross margin · operating leverage	**Recognized today** *already in run-rate*
TRACK 03 **Embedded AI**	Retention, NRR, expansion within installed base	**Recognized progressively** *strengthens core*

Two of three tracks strengthen the existing base *before* they create a new revenue line. **That is most of what is moving today.**

03 · TRACK 01 · PRODUCTION

Current AI products

CLINICAL ASSISTANT

cirrusAI Notes & Assist

Ambient documentation, summarization, and intelligence for the clinician. Embedded in CareCloud Charts and TalkEHR.

- **70%*** less time spent on documentation
- **49%*** reduction in after-hours charting
- **7%*** more same-day chart closures

OPERATIONAL AGENT

stratusAI Desk Agent

The 24/7 AI teammate for the front desk and back office. Voice, EHR-synced, multilingual.

- **80%** of inbound calls handled without human intervention
- **30+** natural conversation in 30+ languages, with tone detection.
- **<1s** answer time for every call, no hold queue, no peak-hour bottleneck.

04 · TRACK 01 · STRATUSAI DESK AGENT

Where AI becomes a new revenue line.

Forward-projected scale, anchored in contracts already signed.

What the number means

Forward run-rate, not today's volume.

Contracts already signed

stratusAI Desk Agents under contract today across the installed base, with active deployments in progress.

Six-month ramp to full run-rate

Deployments progress through trial periods into production — call volume builds as that happens. This figure is the projected full-ramp annualized run-rate, reached over the next six months.

DEPTH SIGNAL

One client recently chose to convert from our standard no-obligation trial structure into a **two-year contract** — voluntarily extending after trial results.

Ambient clinical documentation.

Solving the most acute pain point in a clinician's day — and now expanding into the inpatient setting.

AMBULATORY · THE PROVEN ENTRY POINT

Clinician documentation

The entry point for many providers into the cirrusAI family. Solves the most acute pain point in a clinician's day — documentation burden.

Ongoing client adoption across the ambulatory base, with **cirrusAI Notes serving as the gateway product** into the broader portfolio.

INPATIENT · ACTIVE INTEGRATION

Wellsoft ED workflow

Q2 2026 integration brings ambient documentation into the emergency department — a different clinical workflow, different user, and different buying center than the ambulatory market we have served historically.

A typical inpatient EHR vendor cannot bring an AI portfolio of this scope to the table. **This is the multiplier effect from the Medsphere acquisition.**

What's coming next.

In active development inside the AI Center of Excellence — bringing each to market is a 2026 goal.

1 IN DEVELOPMENT

AI Prior Authorization

Automating one of the most significant administrative burdens in healthcare — predicting authorization requirements, pre-populating documentation, routing requests automatically.

Reduces revenue leakage and turnaround time

2 IN DEVELOPMENT

AI-Assisted Medical Coding

Helping practice and hospital billing teams improve coding accuracy and consistency — with AI suggestions reviewed and confirmed by human coders.

Higher first-pass acceptance, fewer denials

3 IN DEVELOPMENT

Additional Clinical Documentation

Expanding the ambient documentation capability beyond Notes to support new workflows and specialties — building on what cirrusAI has already proven.

Provider time saved, better record quality

Inside our own operations.

Operations

RCM, Financial, Admin

- **Reducing claim errors** across submission workflows
- **Improving documentation accuracy** in RCM and clinical workflows
- **Increasing first-pass acceptance** rates with payers
- **Higher volumes, same headcount** across admin and finance teams

LEAD INDICATORS WE WATCH

What predicts performance

- How early errors are caught in the workflow
- How many claims are pre-validated before submission
- Human intervention required per claim
- AI predicts denials → rules configured proactively

NORTH STAR

Zero-touch claims

08 · TRACK 02 · ENGINEERING LEVERAGE

AI across the software development lifecycle.

Adopting AI tools across our development workflow — accelerating output without expanding headcount.

{} Code generation	✔ Code review	⚙ QA & testing	◎ App design

OUTCOME 1

Higher code quality

AI-assisted review catches issues that human review alone can miss.

OUTCOME 2

More output per engineer

R&D investment goes further. Leverage, not cuts.

09 · TRACK 03 · EMBEDDED AI

AI inside the apps clients already use.

EHR
Clinical workflows

Practice Management
Scheduling & intake

Patient Engagement
Communications

Benchmarking
Performance analytics

+ AI embedded inside each platform

THE THESIS

Invisible AI

AI invisible to the user — they simply find that the software is doing more for them than it used to.

ACQUISITION LEVERAGE

Medsphere & MAP App

Hospital systems, health networks, ED. AI work in earlier stages — platforms get more valuable when AI is part of them.

10 · TRACK 03 · MEDSPHERE AI INTEGRATION · IN ACTIVE DEVELOPMENT

AI into the inpatient portfolio.

Three concrete integrations underway in Q2 2026 — bringing AI to clinical settings, recruiters, and patient access.

PLATFORM

Wellsoft × cirrusAI

Ambient clinical documentation in the emergency department workflow.

ED clinicians, a different user and buying center than ambulatory.

IN ACTIVE DEVELOPMENT · Q2 2026

PLATFORM

Marketware AI

Intelligent candidate recommendations for physician recruiters.

Turns a relationship management tool into an AI-powered recruitment engine.

IN ACTIVE DEVELOPMENT · Q2 2026

PLATFORM

Wellsoft × Breeze

Patient experience and engagement layer extended into the ED.

CCDA, ADT, MDM transactions synchronized across both platforms.

PHASE 1 · Q2 2026

11 · ACCOUNTABILITY

2026 milestones we'll measure ourselves against.

Specific commitments. We will report progress against each through the year.

STRATUSAI

Continued agent expansion

Expansion of agents per client, more use cases activated, longer coverage windows.

STRATUSAI

Deployment ramp & call volume

Move signed deployments through trial into production — building toward full annualized call-volume run-rate.

CIRRUSAI

Inpatient launch via Wellsoft

First wave of hospital-side cirrusAI Notes deployments through the Wellsoft platform.

PIPELINE

First product to market

AI prior authorization, AI-assisted coding, or additional documentation — at least one to general availability.

MEDSPHERE

Integration completion

Closing the technical debt and modernization workstreams across the acquired portfolio.

OPERATIONS

Lead-indicator transparency

Continued progress against the lead-indicator framework: pre-validation rate, intervention per claim, denial prediction.

CLIENT PERSPECTIVE · 01 OF 03

PRACTICE OF

Edsel P. Holden II, M.D.

PULMONOLOGY

The Lung Center.

SPEAKING TODAY

Edsel P. Holden II, M.D.

Founding Physician · The Lung Center

SECTION 06 — CUSTOMER VOICE

Client success & impact

PRESENTED BY

Crystal Williams

President, with clients from Fox Rehabilitation and KabaFusion

CareCloud

01 · REVENUE CYCLE PERFORMANCE & OPERATIONAL EXCELLENCE

AI-powered. Measurable. Best-in-class.

FIRST-PASS ACCEPTANCE RATE

>99%

Exceeds best-in-class target

AI denial prediction engine configures rules proactively, reducing rejections before submission.

DENIAL RATE

<5%

Exceeds best-in-class target

Predictive claim scrubbing and payer rule alignment drives sustained denial reduction.

AI denial prediction model: CareCloud's best-in-class first-pass clean claim rates are powered by our proprietary AI denial prediction engine — configuring rules proactively and driving provider education before claims are submitted, not after.

CareCloud

02 · DRIVING THE PARADIGM SHIFT

Setting standards. Moving from lag to lead.

THE INDUSTRY MEASURED THE WRONG THINGS

For years, revenue cycle success was measured by lag indicators — metrics that tell you what already happened:

> **Days in A/R** — a lag indicator. It tells you collections are slow after it's already happened.

We've redefined what good looks like. CareCloud now measures — and is accountable to — **lead indicators** that predict and drive performance before it shows up in AR.

> **Zero Touch Claims:** Fully automated workflow — validation, submission & follow-up with minimal human intervention. Billing teams focused on exceptions, not routine.

Lead indicators — the metrics that matter now

+7%

ZERO TOUCH RATE

Since AI deployment.

Claims fully processed without human intervention — validation, submission & follow-up automated end to end.

+6%

FIRST TOUCH PAYMENT

Since AI deployment.

Claims paid on first submission — fewer denials, less rework, faster cash for clients.

↓

AVG. CLAIM TOUCHES

Trending down.

Each deployment cycle reduces average touches per claim as automation matures.

As we continue to deploy and refine AR — these are the metrics to watch. Information based on CareCloud proprietary PM system (talkEHR).

03 · CLIENT SATISFACTION & RETENTION

Proactive. Accountable. Outcome-driven.

Client health monitoring

PROACTIVE VS REACTIVE

Real-time health scores trigger action before risks escalate.

Executive engagement

OWNERSHIP VS OVERSIGHT

Dedicated executive sponsors with direct escalation paths.

Top account governance

DYNAMIC VS STATIC

MBR/QBR cadence sized to client complexity, cross-functional.

Voice of the client

CLOSED-LOOP VS COLLECTION

Feedback wired directly into roadmap and back to clients.

Executive onsite visits

WORKING SESSIONS VS CHECK-INS

Structured working sessions with tracked action plans.

CLIENT PERSPECTIVE · 02 OF 03

Fox Rehabilitation Services, Inc.

SPEAKING TODAY

Dr. Anthony Buccafurni

Who We Are.

Nation's leading provider of in-home geriatric rehabilitation & wellness services — helping older adults be stronger so they can live better, longer.


FOX

KEY BUSINESS HIGHLIGHTS

5,000+	38 + DC	4M+	1,500+	98%
CLINICIANS	STATES FOOTPRINT	ANNUAL PATIENT VISITS	SLCS SERVED	PATIENT SATISFACTION

SERVICE MIX

PT	55.5%
OT	35.6%
SLP	7.8%
EP	1.0%

SITE MIX

SLC	65%
House calls	35%

PAYOR MIX

Medicare B	70.6%
Medicare Adv.	19.8%
Strategics	4.1%
Commercial	3.6%
Private & other	1.9%

CareCloud & FOX Partners since 2017

THE CHALLENGE

01

Legacy, antiquated systems weren't sufficient to support the growth FOX was anticipating — significant RCM and technology platform challenges across the board.

THE SOLUTION

02

One unified platform. End-to-End Operations. CareCloud provides FOX with technology platforms and tech-enabled RCM services — patient intake and referral management, clinician-facing smart phone apps, a practice management platform to support admissions, and end-to-end RCM.


Acquisition Integration
HR Support
Credentialing
Admissions
Fox Trax
System Interface
Fox Docs
Patient Portal
Medical Records
Web-soft / RCM
PBI
Patient Survey
FOX
CareCloud

Industry-leading performance & growth

Our partnership has provided tools and support that have encouraged positive results and supported growth.

1.5%
Denial rate
vs. ~5–10% industry avg

99.96%
Electronic claims
near-total digital flow

99.74%
First-pass resolution
clean on first send

98.95%
ERA adoption
automated remit posting

CUMULATIVE GROWTH SINCE 2018

+166%
Admissions · 2018 → 2025

+142%
Collections


Admissions
Collections
200%
150%
100%
50%
0%
2018
2019
2020
2021
2022
2023
2024
2025
+35%
+28%
+30%
+63%
+58%
+89%
+69%
+116%
+92%
+143%
+106%
+166%
+142%

The next chapter: agentic AI for RCM

We are deploying agentic AI bots to automate and enhance select RCM functions — building on the same platform that already powers FOX's daily operations.

AI

Intelligent Claims Audit

AI bot reviews claims pre-submission to catch compliance issues and coding gaps before they become denials.

AI

Automated Appeal Generation

Generative AI drafts denial appeals using clinical context, payer-specific rules, and prior-winning language.

AI

Eligibility & Auth Assist

Bots verify coverage, flag auth requirements, and pre-fill payer forms — freeing staff for exceptions.

AI

Denial Triage & Routing

Agentic workflow classifies denials, prioritizes by recovery value, and routes to the right specialist.

Same platform. Same partner. New layer of intelligence.

CLIENT PERSPECTIVE · 03 OF 03

KabaFusion
Patient-focused Infusion Therapy

KabaFusion.

Patient-focused infusion therapy.

SPEAKING TODAY

Dr. Sohail Masood

Chairman and CEO · KabaFusion

CareCloud | CCLD

ANALYST DAY · MAY 19, 2026

Questions & Answers.

Open floor with leadership. If virtual, ask in the Q&A tool or chat.

UP NEXT | Nasdaq Closing Bell Ceremony

Adjusted EBITDA reconciliation

CareCloud

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
					($ in thousands)				
Net income (loss)	$922	$2,888	$3,060	$2,902	$1,948	$3,296	$3,122	$1,674	$(241)
Depreciation	740	704	652	594	561	533	504	503	503
Amortization	3,297	3,515	3,370	2,788	2,776	2,724	2,737	3,211	3,427
Foreign exchange loss (gain) / other expense	32	164	60	41	19	91	(57)	306	(5)
Net interest (income) expense	48	(4)	52	17	16	48	162	264	338
Income tax provision	52	73	43	42	41	41	41	39	39
Stock-based comp. expense (benefit), net of restructuring costs	64	147	88	111	108	306	252	265	(708)
Transaction and integration costs	158	205	391	11	12	11	12	11	12
Change in contingent consideration	57	—	—	—	—	—	—	—	—
Lease termination and restructuring costs	—	—	17	23	114	91	67	116	322
Adjusted EBITDA	**$5,370**	**$7,692**	**$7,733**	**$6,529**	**$5,595**	**$7,141**	**$6,840**	**$6,389**	**$3,687**

Please note that adjusted EBITDA is not audited and such information is subject to risks and uncertainties and should be reviewed in conjunction with GAAP financial results reported in the Company's Annual Report on Form 10-K.

APPENDIX

Non-GAAP free cash flow reconciliation

	2023	2024	2025
		($ in thousands)	
Net cash provided by operating activities	**$ 15,461**	**$ 20,642**	**$ 28,561**
Purchases of property and equipment	(3,063)	(1,697)	(4,778)
Capitalized software and other intangible assets	(8,550)	(5,709)	(3,249)
Free cash flow	**$ 3,848**	**$ 13,236**	**$ 20,534**
Net cash used in investing activities[1]	$ (11,613)	$ (7,406)	$ (24,535)
Net cash used in financing activities	$ (13,285)	$ (11,256)	$ (5,611)

[1] Net cash used in investing activities includes payments for acquisitions, purchases of property and equipment and capitalized software and other intangible assets. Purchases of property and equipment and capitalized software and other intangible assets are included in our computation of free cash flow.